UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2007

PEERLESS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-21287 (Commission File Number)	95-3732595 (I.R.S. Employer Identification No.)

2381 Rosecrans Avenue El Segundo, California (Address of principal executive offices)	90245 (Zip Code)

(310) 536-0908
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On April 10, 2007, the Compensation Committee of the Board of Directors (the "Committee") of Peerless Systems Corporation (the "Company") established the bonus program for the Named Executive Officers, for fiscal 2008. The cash bonus incentives for each executive will be weighted 35% to the achievement of a revenue target, 35% to the achievement of a net income target and 30% to the achievement of individual objectives tied to benchmarks in the Company's strategic plan. Bonuses will be paid semi-annually based on the achievement of the targets for the corresponding half-year period. The allocation of the payout of bonuses for each half-year period is pro-rated based on revenue projections for the corresponding half-year period. A threshold of 91% of the revenue and net income targets must be met before executives are eligible for any incentive cash bonus payout. New acquisition revenue streams and any related costs and expenses will be removed before calculating bonuses. If the threshold of 91% is met, 10% of the target bonus for the executive is payable. The percentage of payout increases 10% for each 1% achieved above the 91% threshold. Therefore, if 100% of the revenue and net income targets are met, the executives are eligible to earn 100% of the target bonus weighted 35% for the revenue target and 35% for the net income target. The Chief Executive Officer has some discretion in determining achievement of individual responsibility goals for Named Executive Officers (other than himself), which will affect whether the executive will receive the portion of his bonus which is weighted 30% to the achievement of individual objectives. If the revenue and net income targets are exceeded at the end of fiscal 2008, payout of bonuses at the end of the year will increase by 1% for each 1% increase in the revenue or net income targets to 105%. Beyond 105% the payout increases 2% for each 1% increase in the revenue or net income targets.

On April 10, 2007, the Committee also approved the individual performance goals for each Named Executive Officer which include the following:

•
Mr. Roll (his ability to identify strategic joint ventures and relationships with potential partners in line with the Company's strategy to focus on the solution software application area and the all-in-one or AIO market place, identify possible acquisition targets, execute a new development and sublicensing agreement with Adobe and facilitate the renewal of an agreement with Kyocera-Mita Corporation);

•
Mr. Rigali (his ability to complete due diligence on possible acquisition targets or joint venture partners in the AIO market place, control expenses, maintain an unqualified opinion with respect to the Company's financial statements and maintain no adjustments);

•	Mr. Gaughan (his ability to identify and meet with potential AIO joint venture partnerships, manage customer revenue concentration risk, obtain new business and control expenses);

•
Mr. Random (his ability to achieve key product development milestones, control expenses, facilitate the renewal of a Kyocera-Mita Corporation services agreement and complete any AIO intellectual property plan in connection with any potential joint venture); and

•
Mr. Curtis (his ability to identify and meet with potential acquisition targets, develop business plans for any potential acquisitions, control expenses and coordinate with the Vice President of Sales to communicate product offerings to the customers).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEERLESS SYSTEMS CORPORATION

Date: April 16, 2007	By /s/ Richard L. Roll Richard L. Roll President and Chief Executive Officer